Exhibit 99.1

Mercantile Bank Corporation Reports Strong Third Quarter 2017 Results

Continued strength in core profitability highlights quarter

GRAND RAPIDS, Mich., October 17, 2017 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $8.3 million, or $0.51 per diluted share, for the third quarter of 2017, compared with net income of $7.8 million, or $0.48 per diluted share, for the respective prior-year period. Net income during the first nine months of 2017 totaled $23.3 million, or $1.41 per diluted share, compared to $23.8 million, or $1.46 per diluted share, during the first nine months of 2016. Excluding the impacts of certain noncore transactions, including a Bank-owned life insurance death benefit claim in the first quarter of 2017, the repurchase of trust preferred securities at a discount in the first quarter of 2016, and accelerated discount accretion on called U.S. Government agency bonds during the first nine months of 2016, diluted earnings per share during the first nine months of 2017 and 2016 equaled $1.34 and $1.27, respectively.

“We are very pleased to report another quarter of strong operating performance,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our sustained strength in core profitability and strong capital position provide us with a high degree of optimism that the fourth quarter of 2017 will produce operating results similar to those achieved during the first three quarters of the year and position us well for sustainable growth opportunities into 2018.”

The third quarter was highlighted by:

●	Robust earnings performance and capital position
●	Healthy net interest margin
●	Continued expense control
●	Strong asset quality, as reflected by low levels of nonperforming assets and loans in the 30- to 89-days delinquent category
●	New commercial term loan originations of approximately $128 million
●	Continued strength in commercial and mortgage loan pipelines
●	Increased cash dividend

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $33.2 million during the third quarter of 2017, up $1.5 million or 4.8 percent from the prior-year third quarter. Net interest income during the third quarter of 2017 was $28.6 million, up $2.2 million or 8.3 percent from the third quarter of 2016, reflecting a higher level of earning assets and an increased net interest margin.

The net interest margin was 3.83 percent in the third quarter of 2017, up from 3.76 percent in the prior-year third quarter. The increase in the net interest margin primarily resulted from a higher yield on loans, mainly reflecting the positive impact of higher interest rates on variable-rate commercial loans stemming from the 25 basis point increases in the targeted federal funds rate in December of 2016 and March and June of 2017 and a higher level of purchased credit-impaired commercial loan income. The cost of funds equaled 0.58 percent during the third quarter of 2017, up from 0.46 percent during the respective 2016 period mainly due to increased costs of certain non-time deposit accounts and borrowed funds.

Net interest income and the net interest margin during the third quarter of 2017 and the prior-year third quarter were affected by purchased accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014. Increases in interest income on loans totaling $1.8 million and $1.0 million were recorded during the third quarters of 2017 and 2016, respectively. An increase in interest expense on subordinated debentures totaling $0.2 million was recorded during both the current-year third quarter and prior-year third quarter. Purchased loan accretion amounts vary from period to period as a result of periodic cash flow re-estimations, loan payoffs, and payment performance.

Mercantile recorded a $1.0 million provision for loan losses during the third quarter of 2017 compared to a $0.6 million provision during the respective 2016 period. The provision expense recorded during the third quarter of 2017 primarily reflects an increased allocation related to the economic conditions environmental factor. Ongoing loan growth also necessitated a portion of the provision expense incurred during the current-year third quarter and accounted for a substantial portion of the provision expense recorded during the third quarter of 2016.

Noninterest income during the third quarter of 2017 was $4.6 million, down $0.7 million or 12.9 percent from the $5.3 million recorded during the third quarter of 2016. Growth in several fee income categories, including credit and debit card fees, mortgage banking activity income, and payroll processing revenue, was more than offset by a decline in other income, which was elevated in the third quarter of 2016 as a result of certain noncore transactions, including the reimbursement of medical insurance premiums charged in prior years and payments received on purchased credit-impaired loans that had been charged-off prior to the merger with Firstbank Corporation.

Noninterest expense totaled $20.2 million during the third quarter of 2017, up $0.5 million or 2.8 percent from the respective 2016 period primarily due to increased salary and benefit costs and general operating expenses. The increase in salary and benefit costs primarily reflects annual employee merit increases and the hiring of additional staff, while increases in other operating expenses generally reflect costs associated with recent expansion initiatives.

Mr. Kaminski continued: “As expected, our net interest margin benefitted from the recent increases in short-term interest rates stemming from the Federal Open Market Committee’s decision to continue its tightening path. Although our cost of funds has trended upward over the past few quarters, its impact on our net interest margin has been surpassed by an increasing yield on earning assets, primarily reflecting higher interest rates on variable-rate commercial loans resulting from the recent rate hikes and increased purchased credit-impaired commercial loan income. Based on our balance sheet structure, we expect any additional tightening by the Federal Open Market Committee to positively impact our net interest margin. We remain focused on identifying opportunities to enhance revenue and have been proactively adding proven revenue producers to our sales team. We have also implemented expansion and other strategic initiatives in a cost-conscious manner.”

Balance Sheet

As of September 30, 2017, total assets were $3.25 billion, up $172 million or 5.6 percent from December 31, 2016; total loans increased $176 million, or 7.4 percent, to $2.55 billion over the same time period, representing an annualized growth rate of approximately 10 percent. During the twelve months ended September 30, 2017, total assets were up $191 million or 6.2 percent, and total loans were up $148 million or 6.1 percent. Approximately $410 million in commercial term loans to new and existing borrowers were originated during the first nine months of 2017, including about $128 million during the third quarter, as continuing sales and relationship building efforts presented additional lending opportunities. As of September 30, 2017, unfunded commitments on commercial construction and development loans totaled approximately $163 million, up from $111 million as of June 30, 2017; the commitments are expected to be largely funded over the next 12 to 18 months.

Raymond Reitsma, President of Mercantile Bank of Michigan, noted: “We are pleased with the loan growth achieved during the first nine months of 2017, along with the relatively consistent dollar volume of new commercial term loans originated during each quarter. Although competitive pressures remain in our markets, we have not wavered from our ongoing commitment to grow the loan portfolio in a controlled manner, focusing on an appropriate balance between credit risk and pricing. Based on the strength of our loan pipeline and expected draws on construction and development lines of credit, we are confident that a solid level of commercial loans will be funded in future periods. We are also very pleased to report that the success of strategic initiatives designed to increase our residential mortgage loan market penetration continued during the third quarter. Our residential mortgage portfolio grew nearly seven percent during the quarter, marking the sixth consecutive quarter of growth in the portfolio.”

Commercial and industrial loans and owner-occupied commercial real estate (“CRE”) loans combined represented approximately 49 percent of total loans as of September 30, 2017. Non-owner occupied CRE loans equaled about 32 percent of total loans as of September 30, 2017.

As of September 30, 2017, total deposits were $2.49 billion, up $114 million and $160 million from December 31, 2016 and September 30, 2016, respectively. Local deposits were up $85.6 million since year-end 2016 and $146 million over the past twelve months. Growth in local deposits was mainly driven by new commercial loan relationships and the success of various deposit account specials. Wholesale funds were $325 million, or approximately 11 percent of total funds, as of September 30, 2017, compared to about 9 percent as of December 31, 2016 and 10 percent as of September 30, 2016.

Asset Quality

Nonperforming assets at September 30, 2017 were $10.6 million, or 0.3 percent of total assets, compared to $7.2 million, or 0.2 percent of total assets, at June 30, 2017, and $6.4 million, or 0.2 percent of total assets, at December 31, 2016. The transfer of a Bank-owned parcel of real estate, which is no longer being considered for use as a bank facility, from fixed assets to other real estate owned accounted for nearly 50 percent of the $3.3 million increase in nonperforming assets during the third quarter of 2017. The parcel of real estate is expected to be sold in the next six months for an amount that approximates current book value. The level of past due loans remains nominal, and loan relationships on the internal watch list have remained relatively consistent in number and dollar volume. Net loan charge-offs were $0.1 million during the third quarter of 2017, or an annualized 0.02 percent of average loans, and $1.1 million, or an annualized 0.06 percent of average loans, during the first nine months of 2017.

Capital Position

Shareholders’ equity totaled $363 million as of September 30, 2017, an increase of $21.7 million from year-end 2016. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 12.5 percent as of September 30, 2017, compared to 13.1 percent at December 31, 2016. At September 30, 2017, the Bank had approximately $74 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,490,279 total shares outstanding at September 30, 2017.

No shares were repurchased during the first nine months of 2017 as part of the $20 million stock repurchase program that was announced in January of 2015. Future share repurchases totaling $15.5 million can be made under the program, which was expanded by $15 million in early 2016.

Mr. Kaminski concluded: “We are excited about Mercantile’s future and expect the solid operating results achieved during the first nine months of the year to extend into the fourth quarter. Our strong overall financial condition, including sustained strength in core profitability and a healthy balance sheet, affords us the ability to meet growth objectives and fulfill our ongoing commitment to enhance shareholder value. As depicted by loan and deposit growth, our relationship-based approach to banking continues to be well-received by businesses and individuals in our markets.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $3.3 billion and operates 49 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Third Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2017	2016	2016
ASSETS
Cash and due from banks	$53,941,000	$50,200,000	$55,882,000
Interest-earning deposits	123,110,000	133,396,000	85,848,000
Total cash and cash equivalents	177,051,000	183,596,000	141,730,000

Securities available for sale	330,090,000	328,060,000	325,443,000
Federal Home Loan Bank stock	11,036,000	8,026,000	8,026,000

Loans	2,554,272,000	2,378,620,000	2,406,377,000
Allowance for loan losses	(19,193,000)	(17,961,000)	(17,526,000)
Loans, net	2,535,079,000	2,360,659,000	2,388,851,000

Premises and equipment, net	45,606,000	45,456,000	45,212,000
Bank owned life insurance	66,858,000	67,198,000	66,876,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible	8,156,000	9,957,000	10,592,000
Other assets	31,306,000	30,146,000	27,761,000

Total assets	$3,254,655,000	$3,082,571,000	$3,063,964,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$826,038,000	$810,600,000	$731,663,000
Interest-bearing	1,663,005,000	1,564,385,000	1,597,774,000
Total deposits	2,489,043,000	2,374,985,000	2,329,437,000

Securities sold under agreements to repurchase	122,280,000	131,710,000	146,843,000
Federal Home Loan Bank advances	220,000,000	175,000,000	178,000,000
Subordinated debentures	45,347,000	44,835,000	44,665,000
Accrued interest and other liabilities	15,439,000	15,230,000	15,548,000
Total liabilities	2,892,109,000	2,741,760,000	2,714,493,000

SHAREHOLDERS' EQUITY
Common stock	309,033,000	305,488,000	304,027,000
Retained earnings	55,258,000	40,904,000	43,655,000
Accumulated other comprehensive income/(loss)	(1,745,000)	(5,581,000)	1,789,000
Total shareholders' equity	362,546,000	340,811,000	349,471,000

Total liabilities and shareholders' equity	$3,254,655,000	$3,082,571,000	$3,063,964,000

Mercantile Bank Corporation
Third Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
INTEREST INCOME
Loans, including fees	$30,746,000	$27,553,000	$86,406,000	$81,219,000
Investment securities	1,906,000	2,033,000	5,594,000	7,283,000
Other interest-earning assets	382,000	120,000	641,000	240,000
Total interest income	33,034,000	29,706,000	92,641,000	88,742,000

INTEREST EXPENSE
Deposits	2,652,000	1,924,000	6,543,000	5,608,000
Short-term borrowings	45,000	62,000	142,000	154,000
Federal Home Loan Bank advances	1,033,000	670,000	2,690,000	1,595,000
Other borrowed money	660,000	600,000	1,920,000	1,952,000
Total interest expense	4,390,000	3,256,000	11,295,000	9,309,000

Net interest income	28,644,000	26,450,000	81,346,000	79,433,000

Provision for loan losses	1,000,000	600,000	2,350,000	2,300,000

Net interest income after provision for loan losses	27,644,000	25,850,000	78,996,000	77,133,000

NONINTEREST INCOME
Service charges on accounts	1,076,000	1,140,000	3,148,000	3,178,000
Credit and debit card income	1,215,000	1,090,000	3,497,000	3,185,000
Mortgage banking income	1,326,000	1,236,000	3,233,000	2,578,000
Earnings on bank owned life insurance	328,000	349,000	2,394,000	933,000
Other income	660,000	1,469,000	2,226,000	6,560,000
Total noninterest income	4,605,000	5,284,000	14,498,000	16,434,000

NONINTEREST EXPENSE
Salaries and benefits	11,636,000	11,162,000	33,796,000	32,959,000
Occupancy	1,598,000	1,515,000	4,707,000	4,600,000
Furniture and equipment	543,000	531,000	1,625,000	1,579,000
Data processing costs	2,071,000	1,987,000	6,155,000	5,949,000
FDIC insurance costs	250,000	351,000	708,000	1,108,000
Other expense	4,112,000	4,117,000	12,877,000	12,530,000
Total noninterest expense	20,210,000	19,663,000	59,868,000	58,725,000

Income before federal income tax expense	12,039,000	11,471,000	33,626,000	34,842,000

Federal income tax expense	3,702,000	3,626,000	10,331,000	11,014,000

Net Income	$8,337,000	$7,845,000	$23,295,000	$23,828,000

Basic earnings per share	$0.51	$0.48	$1.41	$1.46
Diluted earnings per share	$0.51	$0.48	$1.41	$1.46

Average basic shares outstanding	16,483,492	16,282,804	16,463,245	16,271,848
Average diluted shares outstanding	16,494,540	16,307,350	16,474,534	16,294,093

Mercantile Bank Corporation
Third Quarter 2017 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2017	2017	2017	2016	2016
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2017	2016
EARNINGS
Net interest income	$28,644	27,193	25,509	26,435	26,450	81,346	79,433
Provision for loan losses	$1,000	750	600	600	600	2,350	2,300
Noninterest income	$4,605	4,042	5,851	4,604	5,284	14,498	16,434
Noninterest expense	$20,210	19,882	19,776	18,394	19,663	59,868	58,725
Net income before federal income tax expense	$12,039	10,603	10,984	12,045	11,471	33,626	34,842
Net income	$8,337	7,343	7,615	8,085	7,845	23,295	23,828
Basic earnings per share	$0.51	0.45	0.46	0.49	0.48	1.41	1.46
Diluted earnings per share	$0.51	0.45	0.46	0.49	0.48	1.41	1.46
Average basic shares outstanding	16,483,492	16,471,060	16,434,647	16,352,359	16,282,804	16,463,245	16,271,848
Average diluted shares outstanding	16,494,540	16,485,356	16,449,210	16,374,117	16,307,350	16,474,534	16,294,093

PERFORMANCE RATIOS
Return on average assets	1.03%	0.96%	1.02%	1.05%	1.02%	1.00%	1.07%
Return on average equity	9.21%	8.39%	8.99%	9.35%	9.00%	8.87%	9.32%
Net interest margin (fully tax-equivalent)	3.83%	3.85%	3.73%	3.72%	3.76%	3.80%	3.89%
Efficiency ratio	60.78%	63.65%	63.06%	59.26%	61.96%	62.46%	61.26%
Full-time equivalent employees	634	643	617	616	612	634	612

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.81%	4.69%	4.54%	4.65%	4.57%	4.68%	4.63%
Yield on securities	2.50%	2.44%	2.35%	2.27%	2.71%	2.43%	3.07%
Yield on other interest-earning assets	1.28%	0.99%	0.81%	0.51%	0.51%	1.14%	0.52%
Yield on total earning assets	4.41%	4.37%	4.20%	4.18%	4.22%	4.32%	4.34%
Yield on total assets	4.10%	4.05%	3.88%	3.87%	3.90%	4.01%	4.02%
Cost of deposits	0.43%	0.35%	0.33%	0.33%	0.33%	0.37%	0.33%
Cost of borrowed funds	1.75%	1.69%	1.53%	1.45%	1.41%	1.66%	1.45%
Cost of interest-bearing liabilities	0.85%	0.77%	0.68%	0.68%	0.66%	0.77%	0.65%
Cost of funds (total earning assets)	0.58%	0.52%	0.47%	0.46%	0.46%	0.52%	0.45%
Cost of funds (total assets)	0.54%	0.48%	0.43%	0.42%	0.42%	0.49%	0.42%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,757	1,336	832	1,672	1,002	3,925	3,253
Trust preferred - increase interest expense	$171	171	171	171	171	513	513
Core deposit intangible - increase overhead	$556	609	636	636	636	1,801	2,039

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$61,962	60,371	38,365	46,727	52,340	160,698	116,345
Purchase mortgage loans originated	$41,254	39,115	21,523	21,962	25,542	101,892	56,289
Refinance mortgage loans originated	$20,708	21,256	16,842	24,765	26,798	58,806	60,056
Total mortgage loans sold	$33,858	29,371	18,463	30,081	35,826	81,692	80,977
Net gain on sale of mortgage loans	$1,131	1,012	732	993	1,079	2,875	2,404

CAPITAL
Tangible equity to tangible assets	9.54%	9.70%	9.77%	9.31%	9.63%	9.54%	9.63%
Tier 1 leverage capital ratio	11.18%	11.49%	11.53%	11.17%	11.28%	11.18%	11.28%
Common equity risk-based capital ratio	10.54%	10.65%	10.83%	10.88%	10.83%	10.54%	10.83%
Tier 1 risk-based capital ratio	12.01%	12.15%	12.39%	12.47%	12.40%	12.01%	12.40%
Total risk-based capital ratio	12.66%	12.79%	13.05%	13.13%	13.05%	12.66%	13.05%
Tier 1 capital	$354,087	347,754	341,708	336,316	337,054	354,087	337,054
Tier 1 plus tier 2 capital	$373,280	366,048	359,984	354,278	354,580	373,280	354,580
Total risk-weighted assets	$2,949,011	2,861,605	2,757,616	2,697,727	2,718,012	2,949,011	2,718,012
Book value per common share	$21.99	21.69	21.13	20.76	21.44	21.99	21.44
Tangible book value per common share	$18.49	18.16	17.56	17.14	17.76	18.49	17.76
Cash dividend per common share	$0.19	0.18	0.18	0.67	0.17	0.55	0.49

ASSET QUALITY
Gross loan charge-offs	$709	1,150	456	970	363	2,315	1,235
Recoveries	$607	419	171	805	179	1,197	780
Net loan charge-offs (recoveries)	$102	731	285	165	184	1,118	455
Net loan charge-offs to average loans	0.02%	0.12%	0.05%	0.03%	0.03%	0.06%	0.03%
Allowance for loan losses	$19,193	18,295	18,276	17,961	17,526	19,193	17,526
Allowance to originated loans	0.88%	0.86%	0.92%	0.95%	0.93%	0.88%	0.93%
Nonperforming loans	$8,231	6,450	7,292	5,939	4,669	8,231	4,669
Other real estate/repossessed assets	$2,327	789	495	469	790	2,327	790
Nonperforming loans to total loans	0.32%	0.26%	0.30%	0.25%	0.19%	0.32%	0.19%
Nonperforming assets to total assets	0.32%	0.23%	0.26%	0.21%	0.18%	0.32%	0.18%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$0	0	0	16	23	0	23
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,648	3,367	2,972	2,883	2,945	3,648	2,945
Commercial real estate:
Land development	$50	65	80	95	110	50	110
Construction	$0	0	0	0	0	0	0
Owner occupied	$4,627	1,313	1,221	610	1,597	4,627	1,597
Non-owner occupied	$84	400	421	488	691	84	691
Non-real estate:
Commercial assets	$2,126	2,081	3,076	2,293	65	2,126	65
Consumer assets	$23	13	17	23	28	23	28
Total nonperforming assets	10,558	7,239	7,787	6,408	5,459	10,558	5,459

NONPERFORMING ASSETS - RECON
Beginning balance	$7,239	7,787	6,408	5,459	5,983	6,408	6,737
Additions - originated loans	$4,789	1,774	2,987	2,953	1,172	9,550	3,391
Merger-related activity	$210	16	0	33	0	226	0
Return to performing status	$(120)	0	(113)	(13)	0	(233)	0
Principal payments	$(1,089)	(1,168)	(1,289)	(1,386)	(1,509)	(3,546)	(2,778)
Sale proceeds	$(373)	(147)	(56)	(308)	(76)	(576)	(1,120)
Loan charge-offs	$(91)	(953)	(135)	(263)	(101)	(1,179)	(718)
Valuation write-downs	$(7)	(70)	(15)	(67)	(10)	(92)	(53)
Ending balance	$10,558	7,239	7,787	6,408	5,459	10,558	5,459

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$776,562	780,816	757,219	713,903	750,330	776,562	750,330
Land development & construction	$28,575	29,027	31,924	34,828	37,455	28,575	37,455
Owner occupied comm'l R/E	$485,347	491,633	452,382	450,464	440,705	485,347	440,705
Non-owner occupied comm'l R/E	$805,167	783,036	768,565	748,269	741,443	805,167	741,443
Multi-family & residential rental	$119,170	114,081	113,257	117,883	118,103	119,170	118,103
Total commercial	$2,214,821	2,198,593	2,123,347	2,065,347	2,088,036	2,214,821	2,088,036
Retail:
1-4 family mortgages	$236,075	220,697	205,850	195,226	190,715	236,075	190,715
Home equity & other consumer	$103,376	107,991	112,117	118,047	127,626	103,376	127,626
Total retail	$339,451	328,688	317,967	313,273	318,341	339,451	318,341
Total loans	$2,554,272	2,527,281	2,441,314	2,378,620	2,406,377	2,554,272	2,406,377

END OF PERIOD BALANCES
Loans	$2,554,272	2,527,281	2,441,314	2,378,620	2,406,377	2,554,272	2,406,377
Securities	$341,126	333,294	341,677	336,086	333,469	341,126	333,469
Other interest-earning assets	$123,110	48,762	12,663	133,396	85,848	123,110	85,848
Total earning assets (before allowance)	$3,018,508	2,909,337	2,795,654	2,848,102	2,825,694	3,018,508	2,825,694
Total assets	$3,254,655	3,143,336	3,018,919	3,082,571	3,063,964	3,254,655	3,063,964
Noninterest-bearing deposits	$826,038	800,718	757,706	810,600	731,663	826,038	731,663
Interest-bearing deposits	$1,663,005	1,570,003	1,520,310	1,564,385	1,597,774	1,663,005	1,597,774
Total deposits	$2,489,043	2,370,721	2,278,016	2,374,985	2,329,437	2,489,043	2,329,437
Total borrowed funds	$390,868	404,370	380,009	354,902	372,917	390,868	372,917
Total interest-bearing liabilities	$2,053,873	1,974,373	1,900,319	1,919,287	1,970,691	2,053,873	1,970,691
Shareholders' equity	$362,546	357,499	348,050	340,811	349,471	362,546	349,471

AVERAGE BALANCES
Loans	$2,534,364	2,472,489	2,390,030	2,372,510	2,391,620	2,466,156	2,336,174
Securities	$339,125	338,045	339,537	336,493	328,993	338,901	341,407
Other interest-earning assets	$116,851	46,250	61,376	127,790	91,590	75,029	61,100
Total earning assets (before allowance)	$2,990,340	2,856,784	2,790,943	2,836,793	2,812,203	2,880,086	2,738,681
Total assets	$3,220,053	3,081,542	3,016,871	3,064,974	3,040,324	3,106,899	2,961,866
Noninterest-bearing deposits	$805,650	785,705	766,031	773,137	733,600	785,940	696,214
Interest-bearing deposits	$1,648,235	1,531,399	1,542,078	1,561,539	1,572,424	1,574,293	1,569,963
Total deposits	$2,453,885	2,317,104	2,308,109	2,334,676	2,306,024	2,360,233	2,266,177
Total borrowed funds	$393,910	400,508	352,614	366,905	373,973	382,496	340,496
Total interest-bearing liabilities	$2,042,145	1,931,907	1,894,692	1,928,444	1,946,397	1,956,789	1,910,459
Shareholders' equity	$359,131	351,216	343,344	343,122	345,944	351,288	340,742